Exhibit 5.1

2001 ROSS AVENUE
	DALLAS, TEXAS	ABU DHABI
	75201-2980	AUSTIN
BEIJING
	TEL +1 214.953.6500	DALLAS
	FAX +1 214.953.6503	DUBAI
	www.bakerbotts.com	HONG KONG
HOUSTON
LONDON
MOSCOW
NEW YORK
September 7, 2010		PALO ALTO
RIYADH
WASHINGTON

MetroPCS Communications, Inc.

MetroPCS Wireless, Inc.

2250 Lakeside Blvd.

Richardson, Texas 75082

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on or about the date hereof by MetroPCS Communications, Inc., a Delaware corporation (“Communications”), MetroPCS Wireless, Inc., a Delaware corporation (“Wireless”), and the guarantors named in Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in order to effect the registration of securities that may be offered, issued and sold by Communications or Wireless, as applicable, and the Guarantors from time to time, we are passing upon certain legal matters in connection with such securities. The securities to be registered pursuant to the Registration Statement consist of (a) shares of common stock, par value $0.0001 per share, of Communications (“Common Stock”), (b) shares of preferred stock, par value $0.0001 per share, of Communications (“Preferred Stock”), which may be issued as part of a series established pursuant to a certificate of designation (a “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, (c) one or more series of debt securities of Communications or Wireless, as applicable (collectively, the “Debt Securities”), and (d) guarantees of the Debt Securities (the “Guarantees”) by the Guarantors. The Debt Securities, Common Stock, Preferred Stock and Guarantees are collectively referred to herein as the “Securities.” At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

Each series of Debt Securities will be issued pursuant to an indenture (each, an “Indenture”) to be entered into between either Communications or Wireless, as issuer, any Guarantors named therein and Wells Fargo Bank, N.A., as trustee (the “Trustee”), and such Indenture will be supplemented, in connection with the issuance of each such series, by a supplemental indenture, officers’ certificate or other writing thereunder establishing the form and terms of such series.

In our capacity as counsel to Communications, Wireless and the Guarantors in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (a) the Third Amended and Restated Certificate of Incorporation of Communications and the Certificate of Incorporation of Wireless, as amended to date (collectively, the “Certificates of Incorporation”), (b) the Third Amended and Restated Bylaws of Communications, as

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amended to date, and the Second Amended and Restated Bylaws of Wireless (collectively, the “Bylaws”), (c) the Indenture, (d) the certificates of incorporation or formation, bylaws, limited and general partnership agreements and limited liability company agreements, as applicable, of each of the Guarantors, (e) corporate records of Communications, Wireless and the Guarantors, including minute books of Communications, Wireless and the Guarantors, as furnished to us by Communications, Wireless and the Guarantors, (f) certificates of public officials and of representatives of Communications and/or Wireless, (g) statutes, and (h) other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of Communications and Wireless and of public officials with respect to the accuracy of the factual matters contained in such certificates. In giving the opinions set forth below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. When any supplemental indenture to be entered into in connection with a particular series of Debt Securities has been duly authorized, executed and delivered by Communications or Wireless, and any Guarantors, as applicable, and the trustee thereunder; the specific terms of the Debt Securities and the issuance and sale thereof, and any Guarantees, have been duly authorized by the Board of Directors of Communications (the “Communications Board”) or the Board of Directors of Wireless (the “Wireless Board”), as applicable, or, to the extent permitted by the General Corporation Law of the State of Delaware and the applicable Certificate of Incorporation and Bylaws, a duly constituted and acting committee thereof and the board of directors (or the equivalent thereof) of each Guarantor, respectively; and such Debt Securities and any Guarantees have been duly executed, authenticated, issued and delivered in accordance with the applicable Indenture, any supplemental indenture relating to such Debt Securities and Guarantees and any purchase, underwriting, distribution or other agreement entered into in connection with the offering or sale of such Debt Securities against payment therefor, such Debt Securities and Guarantees, if applicable, will constitute legal, valid and binding obligations of Communications or Wireless, as applicable, and the Guarantors, respectively, enforceable against Communications or Wireless, as applicable, and the Guarantors, respectively, in accordance with their terms, except to the extent that enforcement thereof is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) concepts of reasonableness and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

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2. When the issuance and sale of any shares of Common Stock have been duly authorized by the Communications Board; certificates evidencing such shares have been duly executed, countersigned and registered; and such shares have been duly issued in accordance with any purchase, underwriting, distribution or other agreement entered into in connection with the offering or sale of such shares against payment therefor, such shares of Common Stock will have been duly authorized by all necessary corporate action on the part of Communications and will be validly issued, fully paid and nonassessable.

3. When the specific terms of a particular series of Preferred Stock and the issuance and sale of shares of such series have been duly authorized by the Communications Board, including through approval by the Communications Board of the Certificate of Designation relating to such series; the Certificate of Designation for such series has been filed in the office of the Secretary of State of the State of Delaware; certificates evidencing such shares have been duly executed, countersigned and registered; and such shares have been duly issued in accordance with the Certificate of Designation and any purchase, underwriting, distribution or other agreement entered into in connection with the offering or sale of such shares against payment therefor, such shares of Preferred Stock will have been duly authorized by all necessary corporate action on the part of Communications and will be validly issued, fully paid and nonassessable.

In connection with this opinion, we have assumed that:

(a) prior to the time of the offer, sale or delivery of any Securities, the Registration Statement and any amendments thereto will have become effective under the Securities Act and such effectiveness shall not have been terminated, rescinded or suspended;

(b) prior to, at or after the time of the offer, sale or delivery of any Securities, a prospectus supplement will, in accordance with the applicable requirements of the Securities Act and the rules and regulations thereunder, have been prepared and filed with the Commission describing the Securities offered thereby;

(c) no Debt Securities or Guarantees will include any provision that is unenforceable;

(d) in the case of shares of Securities consisting of shares of Common Stock or Preferred Stock or which provide for the issuance of such shares upon conversion, exchange, redemption or exercise, at the time of the issuance thereof, there will be a sufficient number of shares of Common Stock or Preferred Stock authorized under the Third Amended and Restated Certificate of Incorporation of Communications and not otherwise issued or reserved for issuance; and the purchase price for such shares payable to Communications or, if such shares are issuable on the conversion, exchange, redemption or exercise of another Security, the consideration payable to Communications for such conversion, exchange, redemption or exercise, will not be less than the par value of such shares;

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(e) any securities issuable upon conversion, exchange, redemption or exercise of any Securities being issued by Communications or Wireless will have been duly authorized by Communications or Wireless, as applicable, and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise;

(f) neither the terms of the Securities to be established after the date hereof or of any agreement or instrument to be entered into or filed by Communications or Wireless, as applicable, in connection with such Securities (including, but not limited to, any supplemental indenture relating to any series of Debt Securities, any Guarantees or any Certificate of Designation) nor the performance by Communications or Wireless, as applicable, of its obligations in respect of any such Securities or under any such agreement or instrument will violate any applicable law or public policy or result in a breach or violation of any provision of agreement or instrument binding upon Communications or Wireless, as applicable, or of any restriction imposed by any court or government body having jurisdiction over Communications or Wireless, as applicable;

(g) in the case of Debt Securities of any series issuable under an Indenture:

(i) an indenture substantially in the form of the Indenture will have been duly executed and delivered by Communications or Wireless, as applicable, any Guarantors and the Trustee;

(ii) in accordance with the terms of the Indenture under which such Debt Securities will be issued, the Communications Board or Wireless Board, as applicable, will have taken all necessary corporate action to designate and establish the terms of such series of Debt Securities;

(iii) any Guarantors that issue Guarantees will have the power and authority to issue such Guarantees under the Indenture;

(iv) in accordance with the terms of the Indenture under which any Guarantees will be issued, the board of directors or other authorized governing body of such Guarantors will have taken all action, corporate or otherwise, to authorize the issuance of such Guarantees and establish the terms thereof;

(v) the Indenture under which such Debt Securities will be issued will have become qualified under the Trust Indenture Act of 1939, as amended; and

(vi) forms of Debt Securities and Guarantees, if applicable, complying with the terms of the Indenture under which such Debt Securities will be issued and evidencing such Debt Securities and Guarantees, if applicable, will have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture;

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(h) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner consistent with the plan of distribution set forth in the Registration Statement and the applicable prospectus supplement; and

(i) there shall not have occurred any change in law affecting the validity or enforceability of any Securities.

In rendering this opinion, we express no view as to:

(1) the enforceability of any waiver of rights under any usury or stay law;

(2) the validity, legally binding effect or enforceability of any provision of the Indenture or any Certificate of Designation or any other provision applicable to any Securities that requires or relates to adjustments to the conversion price of any Securities at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture; or

(3) the validity, legally binding effect or enforceability of any provision that permits holders of Securities to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

We limit the opinions we express above in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, each as in effect on the date hereof, and no opinion is expressed herein as to any matters governed by the law of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

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SCHEDULE I

Guarantors

MetroPCS Communications, Inc., with respect to the Debt Securities of Wireless
MetroPCS Wireless, Inc., with respect to the Debt Securities of Communications
MetroPCS, Inc.
MetroPCS Finance, Inc., with respect to the Debt Securities of Communications
MetroPCS AWS, LLC
MetroPCS California, LLC
MetroPCS Florida, LLC
MetroPCS Georgia, LLC
MetroPCS Michigan, Inc.
MetroPCS Texas, LLC
MetroPCS Massachusetts, LLC
MetroPCS Nevada, LLC
MetroPCS New York, LLC
MetroPCS Pennsylvania, LLC
MetroPCS 700 MHz, LLC